July 16, 1997


O'Sullivan Corporation
1944 Valley Avenue
Winchester, VA  22601

Melnor Inc.
3085 Shawnee Drive
Winchester, VA  22604

Gentlemen:

In accordance with your request and in connection with the signing of the Asset Purchase Agreement (the "Agreement") dated as of July 16, 1997 by and among O'Sullivan Corporation, Melnor Inc. ("Melnor"), GH Acquisition Corp. ("GH") and Gardena Holding AG ("Gardena"), Gardena and GH acknowledge that the managers of Melnor Canada Ltd. (the "Canadian Subsidiary") are currently negotiating the terms of a collective agreement with National Automobile, Aerospace, Transportation and General Workers Union of Canada (C.A.W.- Canada) and its Local 397 (the "Union") that will cover employees of the Canadian Subsidiary who are members of the Union. Gardena and GH further acknowledge thast the final terms of the collective ageement will not be finalized until after the date of the Agreement.

In recognition thereof, Gardena and GH agree that if the Canadian Subsidiary enters into a collective agreement with the Union prior to the Closing, as defined in the Agreement, such collective agreement shall not constitute a material change in the business of the Canadian Subsidiary, a material increase in compensation, or constitute a condition that would relieve Gardena and GH of their obligation to consummate the transactions contemplated under the Agreement, provided that (i) any wage increase agreed to under the collective agreeent does not, in the aggregate, exceed 4.1% (over a period of 2 years) of the wages currently being paid to employees who will be covered under the collective agreement, and (ii) any provisions concerning the payment of severance to terminated employees do not provide for payment of amounts that exceed the amounts that would be required to be paid under applicable Canadian law.

Melnor and O'Sullivan acknowledge and agree that GH will not assume the
Export Representative Agreement between Melnor and Dorian International
Inc., as amended through January 5, 1996 (the "Dorian Agreement"), in connection with the transactions contemplated by the Agreement. Melnor and O'Sullivan agree that they will use their best efforts to terminate the
Dorian Agreement as soon as possible (provided that O'Sullivan and Melnor will not incur any expense with respect to such termination without the sent of Gardena or Buyer which shall not be unreasonably withheld and GH and Gardena agree to cooperate with Melnor and O'Sullivan in attempting to terminate said agreement). Notwithstanding the foregoing, GH and Gardena agree to indemnify and hold Melnor and O'Sullivan harmless from any loss, liability or expense (including, without limitation, reasonable attorneys' fees) to which Melnor or O'Sullivan become subject and which arise from or as a result of, or is directly or indirectly connected with, the termination of the Dorian Agreement, provided that Seller and O'Sullivan will not enter into any settlement agreement with or incur expenses related to Dorian International without the consent of Gardena or GH, which shall not be
unreasonably withheld.   This indemnification is in addition to and independent
from the indemnification in Section 11.2 and is not subject to the limitation in Section 11.4. Notwithstanding the first sentence of this paragraph, in the event said agreement cannot be terminated by Seller and O'Sullivan prior to the Closing, as defined in the Purchase Agreement, GH will assume said agreement.

                                           GH ACQUISITION CORP.

                                           By: /s/ Haje Plitt

                                           Title: /s/ Director

                                           By: /s/ Markues Kress

                                           Title: /s/ Director


                                           GARDENA HOLDING AG

                                           By: /s/ Haje Plitt

                                           Title: /s/Director

                                           By:  /s/ Markues Kress

                                           Title: /s/ Director




Acknowledged and Agreed to:

O'SULLIVAN CORPORATION

By: /s/ James T. Holland

Title: /s/ President & C.E.O.


MELNOR INC.

By: /s/ C. Bryant Nickerson

Title: /s/ Secretary